EXHIBIT E

               1. Burnup (i) is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and (ii) has the corporate power to own its property and assets and to conduct its business as now being conducted.

               2. Burnup has the corporate power to issue the Burnup Shares and to execute, deliver and perform the Agreement and the NBC Agreement and has taken all necessary corporate action to authorize the issuance of the Burnup Shares and the execution, delivery and performance by Burnup of the Agreement and the NBC Agreement. Burnup has duly executed and delivered the Agreement and the NBC Agreement, and the Agreement and the NBC Agreement each constitute Burnup's legal, valid and binding obligation enforceable against Burnup in accordance with their respective terms except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

               3. Neither the issuance and delivery of the Burnup Shares nor the execution, delivery and performance by Burnup of the Agreement and the NBC Agreement, nor compliance by it with the respective terms and provisions thereof, (i) will contravene any provision of any Federal or State of Florida law, statute, rule or regulation, or any order, writ, injunction or decree of which we are aware of any Federal or State of Florida court or Governmental Entity to which it is subject, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of its property or assets pursuant to the terms of any [agreement, contract or instrument of which we are aware to which Burnup is subject or by which it or any of its property or assets is bound, including the Indenture dated as of November 15, 1980, from Burnup to Chemical Bank, as trustee (the "Indenture"), but not including the contracts and agreements set forth in Section 3.15 of the Burnup Disclosure Schedule (other than the Indenture)] or (iii) will violate any provision of its Certificate of Incorporation or By-Laws.

               4.   There are no actions, suits or proceedings of  which we
          are  aware  pending  or   [overtly  threatened],  other  than  as
          described in Section 3.10 of the Disclosure Schedule, against Burnup in any Federal or State of Florida court which involve, or could materially adversely affect the consummation of, the transactions contemplated by the Agreement.
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               5.   No  order, consent, approval, license, authorization or
          validation of, or filing, recording or registration with (other than such as may be required under the HSR Act, the Securities Act and Applicable State securities laws), or exemption by, any Governmental Entity, is required to authorize, or is required in connection with, (i) the issuance of the Burnup Shares, (ii) the execution, delivery and performance by Burnup of the Agreement or
          (iii) the legality, validity, binding effect or enforceability against Burnup of the Agreement.

               6. The Burnup Shares have been duly authorized and, upon delivery thereof in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

               The opinions expressed herein are limited to the Federal laws of the United States, and the laws of the State of Florida and the corporate laws of the State of Delaware (each, an "Applicable State").

               Except as otherwise defined herein, capitalized terms used herein shall have the meaning ascribed thereto in the Agreement.

               1. Each of CT and CTF (I) is a duly organized and validly existing corporation in good standing under the laws of the State of Florida and (ii) has the corporate power to own its property and assets and to conduct its business as it is now being conducted.

               2. Each Seller has duly executed and delivered the Agreement, and the Agreement constitutes the legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

               3.   Neither the execution, delivery and performance by each
          Seller of the Agreement, nor compliance by each Seller with the terms and provisions thereof, (i) will contravene any provision of any Federal or State of Florida law, statute, rule or regulation, or any order, writ, injunction or decree of which we are aware of any Federal or State of Florida court or Governmental Entity to which it is subject, or (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of such Seller's property or assets pursuant to the terms of any agreement, contract or instrument of which we are aware to which such Seller is subject or by which such Seller or any of his property or assets is bound, other than the contracts and agreements set forth in Section 2.15 of the Disclosure Schedule.

               4. There are no actions, suits or proceedings of which we are aware pending or overtly threatened, other than as described
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          in Section 2.10 of the Disclosure Schedule, against any Seller in any Federal or State of Florida court which involve, or could affect the consummation of, the transactions contemplated by the Agreement.

               5. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (other than such as may be required under the HSR Act, the Securities Act and Applicable State securities laws), or exemption by, any Governmental Entity is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Sellers of the Agreement or (ii) the legality, validity, binding effect or enforceability of the Agreement.

               6. The Shares have been duly authorized and validly issued and are fully paid and non-assessable.

               The opinions expressed herein are limited to the Federal laws of the United States and the laws of the State of Florida.
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